Exhibit 99.1

THE SHARPER IMAGE® 350 The Embarcadero San Francisco, CA 94105	Corporate Headquarters

FOR IMMEDIATE RELEASE

November 2, 2006

Contact:	Tersh Barber, Director, Financial Analysis and Investor Relations
The Sharper Image
415.445.6274

SHARPER IMAGE REPORTS OCTOBER SALES RESULTS

San Francisco, CA - Sharper Image Corporation (NASDAQ: SHRP) today reported sales for the month of October, the third quarter and the first nine months of the fiscal year ending January 31, 2007.

October Sales

For the month ended October 31, 2006, total Company sales were $38.1 million compared to $46.1 million in the previous year, a decrease of 17 percent. Total store sales were $18.4 million compared to $25.9 million in the prior October, a decrease of 29 percent. Comparable store sales in October decreased 31 percent. Total catalog sales/direct marketing sales (including wholesale) were $14.0 million compared to last October’s $13.8 million, an increase of two percent. Internet sales were $5.7 million compared to last October’s $6.5 million, a decrease of 12 percent.

Third Quarter Sales

For the third quarter ended October 31, 2006, total Company sales were $103.3 million compared to $119.9 million in the previous year, a decrease of 14 percent. Total store sales for the third quarter were $55.2 million compared to $71.0 million in the prior year, a decrease of 22 percent. Comparable store sales for the third quarter decreased 25 percent. Total catalog sales/direct marketing sales (including wholesale) for the third quarter were $33.1 million compared to $31.5 million, an increase of five percent. Internet sales for the third quarter were $15.0 million compared to $17.5 million, a decrease of 14 percent.

Year-to-Date Sales

Year-to-date for the nine months ended October 31, 2006, total Company sales were $312.6 million compared to $394.7 million in the previous year, a decrease of 21 percent. Total store sales for the nine months were $176.6 million compared to $237.1 million in the prior year, a decrease of 26 percent. Comparable store sales for the nine months decreased 28 percent. Total catalog sales/direct marketing sales (including wholesale) for the nine months were $88.7 million compared to $98.7 million, a decrease of ten percent. Internet sales for the nine months were $47.3 million compared to $59.0 million, a decrease of 20 percent.

The Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. A significant proportion of sales are of proprietary products created by the Company’s product development group, Sharper Image Design. The Company’s principal selling channels include 194 Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog; and its primary Website, www.sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and wholesale to selected U.S. and international retailers.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current plans, expectations, estimates, and projections about the specialty retail industry and management’s beliefs about our future performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause our actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. These risks and uncertainties are discussed in our Annual Report on Form 10-K under “Certain Additional Business Risk Factors” and include, among other factors, our ability to continue to find or develop and to offer attractive merchandise to our customers, the market potential for products in design, changes in business and economic conditions, risks associated with the expansion of our retail store, catalog and Internet operations, and changes in the competitive environment in which we operate. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which we file from time to time with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. and its Current Reports on Form 8-K.